Altus Power, Inc. Announces Redemption of Public
and Private Placement Warrants

STAMFORD, CT, September 15, 2022 – Altus Power, Inc. (NYSE: AMPS) (“Altus Power” or the “Company”), the premier independent developer, owner and operator of commercial-scale solar facilities, today announced that it will redeem all of its remaining public and private placement warrants (the “Warrants”) to purchase shares of Altus Power’s Class A common stock (the “Class A Common Stock”) that are governed by the Warrant Agreement, dated as of December 10, 2020 (the “Warrant Agreement”), by and among Altus Power, Inc., a Delaware corporation, and Continental Stock Transfer & Trust Company (“CST&T”), a Delaware corporation, as warrant agent and transfer agent and that remain outstanding following 5:00 p.m. New York City time on October 17, 2022 (the “Redemption Date”) for a redemption price of $0.10 per Warrant (the “Redemption Price”). Between May 31, 2022 and August 17, 2022, Altus Power exchanged approximately 4,630,163 public warrants for an aggregate of 1,111,243 of shares of its Class A Common Stock. Altus Power has not exchanged any of the private placement warrants as of this announcement.

Under Section 6.2 of the Warrant Agreement, Altus Power is entitled to redeem all of the outstanding Warrants at a redemption price of $0.10 per Warrant if the last reported sales price of the Class A Common Stock is at least $10.00 per share on any twenty trading days within the thirty trading day period ending on the third trading day prior to the date on which a notice of redemption is given. This share price performance requirement was satisfied as of September 12, 2022. CST&T, in its capacity as warrant agent, will be delivering a notice of redemption (the “Redemption Notice”) today to each of the registered holders of such outstanding Warrants on behalf of Altus Power.

All Warrants may be exercised by the holders thereof until 5:00 p.m. New York City time on the Redemption Date. Payment upon exercise of the Warrants may be made either (i) in cash, at an exercise price of $11.00 per Warrant (the “Cash Exercise Price”) or (ii) on a “cashless basis” in which the exercising holder will receive 0.2763 shares of Class A Common Stock for each Warrant. If any holder of Warrants would, after taking into account all of such holder’s Warrants exercised at one time, be entitled to receive a fractional interest in a share of Class A Common Stock, the number of shares the holder will be entitled to receive will be rounded down to the nearest whole number of shares.

Any Warrants that remain unexercised following 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable, and the holders of those Warrants will be entitled to receive only the Redemption Price. The last day of trading of the Warrants, including on the New York Stock Exchange, will be October 14, 2022.

The shares of Class A Common Stock issuable upon exercise of the Warrants have been registered by Altus Power under the Securities Act of 1933, as amended, and are covered by a registration statement filed on Form S-1 with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-262072).

Questions concerning redemption and exercise of the Warrants can be directed to Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, NY 10004, Attention: Compliance Department, Email compliance@continentalstock.com.

For a copy of the Redemption Notice, please visit our investor relations website at https://investors.altuspower.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any Altus Power securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.
About Altus Power, Inc.
Altus Power, based in Stamford, Connecticut, is the premier commercial-scale clean electrification company, serving commercial, industrial, public sector and community solar customers with an end-to-end solution. Altus Power originates, develops, owns and operates locally sited solar generation, energy storage, and EV charging infrastructure across 18 states from Vermont to Hawaii. Visit www.altuspower.com to learn more.

Altus Power Contacts:

For Media:
Cory Ziskind
ICR, Inc.
AltusPowerPR@icrinc.com

For Investors:
Chris Shelton, Head of IR
Caldwell Bailey, ICR, Inc.
InvestorRelations@altuspower.com